Exhibit 5.1

April 1, 2019

Concrete Pumping Holdings, Inc.

6461 Downing Street

Denver, Colorado 80229

Re:     Form S-1 Registration Statement (Registration No. 333-           )

Ladies and Gentlemen:

We have acted as special counsel to Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (Registration No. 333-          ) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and sale of up to            shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (including up to            additional Shares to cover over-allotments (the “Option Shares”)), pursuant to the Underwriting Agreement, dated               , 2019 among the Company and UBS Securities LLC, as representative of the underwriters named therein (the “Underwriting Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion, including the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on December 6, 2018. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by the parties (other than the Company), we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that the Shares (including the Option Shares) have been duly authorized, and, when the Registration Statement becomes effective under the Securities Act and such Shares are delivered to the underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon and limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Winston & Strawn LLP